For Release at 6:45 a.m. EST on Monday, November 14, 2005
Gasco Energy Inc. Announces Plan to Sell Common Stock
DENVER — November 14, 2005 — (PRNewswire) — Gasco Energy Inc. (AMEX: GSX), a natural gas and petroleum exploitation and development company, announced plans today to make a public offering of approximately 12,500,000 shares of its common stock.
Gasco will sell 12,500,000 newly issued shares of its common stock (plus up to 1,875,000 shares that may be newly issued upon exercise of the underwriters’ over-allotment option). Gasco plans on using the net proceeds from this offering to fund capital expenditures for the development and exploration of its oil and natural gas properties and the development of associated infrastructure, working capital and general corporate purposes.
The offering and sale of all the shares will be made under Gasco Energy’s currently effective shelf registration statement filed with the Securities and Exchange Commission. J.P. Morgan Securities Inc. is the sole book-running manager for the offering, First Albany Capital is joint-lead manager, Petrie Parkman & Co. and Jefferies & Co. Inc. are co-managers.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of Gasco Energy Inc.’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from J.P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (copies may also be obtained via email to addressingservices@jpmchase.com).